Exhibit 8

LIST OF SUBSIDIARIES OF SUMITOMO MITSUI FINANCIAL GROUP, INC.

List of Subsidiaries at March 31, 2020

Company Name	Jurisdiction
Sumitomo Mitsui Banking Corporation	Japan
Banco Sumitomo Mitsui Brasileiro S.A.	Brazil
Cedyna Financial Corporation	Japan
Japan Pension Navigator Co., Ltd.	Japan
JSC Sumitomo Mitsui Rus Bank	Russia
Manufacturers Bank	U.S.A.
NCore Co., Ltd.	Japan
Polarify, Inc.	Japan
PT Bank BTPN Tbk	Indonesia
Sakura Finance Asia Limited	Hong Kong
SFVI Limited	British Virgin Islands
SMBC Advisory Services Saudi Arabia LLC	Saudi Arabia
SMBC Americas Holdings, Inc.	U.S.A.
SMBC Asset Management Services (UK) Limited	U.K.
SMBC Bank EU AG	Germany
SMBC Capital Markets, Inc.	U.S.A.
SMBC Capital Partners Co., Ltd.	Japan
SMBC Cayman LC Limited	Cayman Islands
SMBC CLOUDSIGN, Inc.	Japan
SMBC Consulting Co., Ltd.	Japan
SMBC Consumer Finance Co., Ltd.	Japan
SMBC DIP Limited	Cayman Islands
SMBC Electronic Monetary Claims Recording Co., Ltd.	Japan
SMBC Finance Service Co., Ltd.	Japan
SMBC GMO PAYMENT, Inc.	Japan
SMBC Guarantee Co., Ltd.	Japan
SMBC International Finance N.V.	Netherlands Antilles
SMBC Leasing and Finance, Inc.	U.S.A.
SMBC Loan Business Planning Co., Ltd.	Japan
SMBC Mobit Co., Ltd.	Japan
SMBC MVI SPC	Cayman Islands
SMBC Nikko Capital Markets Limited	U.K.
SMBC Nikko Securities America, Inc.	U.S.A.
SMBC Nikko Securities Inc.	Japan
SMBC REIT Management Co., Ltd.	Japan
SMBC Servicer Co., Ltd.	Japan
SMBC Trust Bank Ltd.	Japan
SMBC VALUE CREATION CO., LTD.	Japan
SMBC Venture Capital Co., Ltd.	Japan
SMFG Preferred Capital JPY 3 Limited	Cayman Islands
Sumitomo Mitsui DS Asset Management Company, Limited	Japan
Sumitomo Mitsui Banking Corporation Europe Limited	U.K.
Sumitomo Mitsui Banking Corporation Malaysia Berhad	Malaysia
Sumitomo Mitsui Banking Corporation (China) Limited	China
Sumitomo Mitsui Card Company, Limited	Japan
Sumitomo Mitsui Finance Dublin Limited	Ireland
The Japan Research Institute, Limited	Japan
TT International Asset Management Ltd	U.K.